For Release: November 5, 2020
Investor Contact: Phil Morgan, 402.458.3038
Nelnet, Inc. supplemental financial information for the third quarter 2020
(All dollars are in thousands, except per share amounts, unless otherwise noted)
The following information should be read in connection with Nelnet, Inc.'s (the “Company's”) press release for third quarter 2020 earnings, dated November 5, 2020, and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
Forward-looking and cautionary statements
This report contains forward-looking statements and information that are based on management's current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company's plans and expectations for future financial condition, results of operations or economic performance, or that address management's plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements. The words “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “scheduled,” “should,” “will,” “would,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.
The forward-looking statements are based on assumptions and analyses made by management in light of management's experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances. These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in the “Risk Factors” section of the 2019 Annual Report and subsequent reports filed by the Company with the SEC and include such risks and uncertainties as:
•risks and uncertainties related to the severity, magnitude, and duration of the COVID-19 pandemic, including changes in the macroeconomic environment and consumer behavior, restrictions on business, educational, individual, or travel activities intended to slow the spread of the pandemic, and volatility in market conditions resulting from the pandemic, including interest rates, the value of equities, and other financial assets;
•risks related to the ability to successfully maintain and increase allocated volumes of student loans serviced by the Company under existing and any future servicing contracts with the U.S. Department of Education (the "Department"), which current contracts accounted for 30 percent of the Company's revenue in 2019, risks that the reported non-binding notice of intent by the Department to extend the current servicing contracts from December 14, 2020 to approximately June 15, 2021, which notice does not commit the Department to extend the contracts, may not result in actual extensions of the contracts, risks to the Company related to the Department's initiatives to procure new contracts for federal student loan servicing, including the pending and uncertain nature of the Department's NextGen and ISS procurement processes (under which awards of new NextGen contracts have been made to other service providers), the possibility that awards or evaluations of proposals may be challenged by various interested parties and may not be finalized or implemented within the currently anticipated time frame or at all, risks that the Company may not be successful in obtaining any of such potential new contracts, and risks related to the Company's ability to comply with agreements with third-party customers for the servicing of Federal Direct Loan Program, Federal Family Education Loan Program (the "FFEL Program" or "FFELP"), and private education and consumer loans;
•loan portfolio risks such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the FFEL Program, risks related to the use of derivatives to manage exposure to interest rate fluctuations, uncertainties regarding the expected benefits from purchased securitized and unsecuritized FFELP, private education, and consumer loans and initiatives to purchase additional FFELP, private education, and consumer loans, and risks from changes in levels of loan prepayment or default rates;
•financing and liquidity risks, including risks of changes in the general interest rate environment, including the availability of any relevant money market index rate such as LIBOR or the relationship between the relevant money market index rate and the rate at which the Company's assets and liabilities are priced, and changes in the securitization and other financing markets for loans, including adverse changes resulting from unanticipated repayment trends on student loans in FFELP securitization trusts that could accelerate or delay repayment of the associated bonds, which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to hold student loans;
•risks from changes in the terms of education loans and in the educational credit and services markets resulting from changes in applicable laws, regulations, and government programs and budgets, such as changes resulting from the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act") and the expected decline over time in FFELP loan interest income and fee-based revenues due to the discontinuation of new FFELP loan originations in 2010 and potential government initiatives or legislative proposals to consolidate existing FFELP loans to the Federal Direct Loan Program or otherwise allow FFELP loans to be refinanced with Federal Direct Loan Program loans;
•risks related to a breach of or failure in the Company's operational or information systems or infrastructure, or those of third-party vendors, including cybersecurity risks related to the potential disclosure of confidential loan borrower and other customer information, the potential disruption of the Company's systems or those of third-party vendors or customers, and/or the potential damage to the Company's reputation resulting from cyber-breaches;
•uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;
•risks and uncertainties related to the ability of ALLO Communications LLC ("ALLO") to successfully expand its fiber network and market share in existing service areas and additional communities and manage related construction risks;
•risks related to the ability to satisfy regulatory and other conditions and complete all of the various transactions contemplated by the reported recapitalization and additional funding for ALLO in the expected time frame or at all, and risks related to the expected benefits to the Company (including the estimated incremental net income contribution) and to ALLO from such transactions, including risks and uncertainties as to whether the Company and/or ALLO will be able to realize such expected benefits;
•risks and uncertainties of the expected benefits from Nelnet Bank obtaining an industrial bank charter, including the ability to successfully conduct banking operations and achieve expected market penetration;
•risks related to investments in solar projects, including risks of not being able to realize tax credits which remain subject to recapture by taxing authorities;
•risks and uncertainties related to other initiatives to pursue additional strategic investments, acquisitions, and other activities, including activities that are intended to diversify the Company both within and outside of its historical core education-related businesses; and
•risks and uncertainties associated with litigation matters and with maintaining compliance with the extensive regulatory requirements applicable to the Company's businesses, reputational and other risks, including the risk of increased regulatory costs resulting from the politicization of student loan servicing, and uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company's consolidated financial statements.
All forward-looking statements contained in this report are qualified by these cautionary statements and are made only as of the date of this document. Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company's expectations, the Company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income:
Loan interest	$134,507	146,140	229,063	462,439	709,618
Investment interest	5,238	5,743	9,882	18,379	26,701
Total interest income	139,745	151,883	238,945	480,818	736,319
Interest expense:
Interest on bonds and notes payable	58,423	85,248	172,488	277,788	551,221
Net interest income	81,322	66,635	66,457	203,030	185,098
Less (negative provision) provision for loan losses	(5,821)	2,999	10,000	73,476	26,000
Net interest income after provision for loan losses	87,143	63,636	56,457	129,554	159,098
Other income/expense:
Loan servicing and systems revenue	113,794	111,042	113,286	337,571	342,169
Education technology, services, and payment processing revenue	74,121	59,304	74,251	217,100	213,753
Communications revenue	20,211	18,998	16,470	57,390	46,770
Gain on sale of loans	14,817	—	—	33,023	1,712
Other income	1,502	60,127	13,439	69,910	36,946
Impairment expense	—	(332)	—	(34,419)	—
Derivative settlements, net	(2,391)	5,821	7,298	7,666	39,306
Derivative market value adjustments, net	3,440	(3,911)	(5,630)	(21,072)	(73,265)
Total other income/expense	225,494	251,049	219,114	667,169	607,391
Cost of services:
Cost to provide education technology, services, and payment processing services	25,243	15,376	25,671	63,424	62,601
Cost to provide communications services	5,914	5,743	5,236	17,240	15,096
Total cost of services	31,157	21,119	30,907	80,664	77,697
Operating expenses:
Salaries and benefits	126,096	119,247	116,670	365,220	338,942
Depreciation and amortization	30,308	29,393	27,701	87,349	76,398
Other expenses	34,744	37,052	58,329	115,184	147,562
Total operating expenses	191,148	185,692	202,700	567,753	562,902
Income before income taxes	90,332	107,874	41,964	148,306	125,890
Income tax expense	(19,156)	(21,264)	(8,829)	(30,286)	(26,429)
Net income	71,176	86,610	33,135	118,020	99,461
Net loss (income) attributable to noncontrolling interests	327	(128)	77	(568)	(38)
Net income attributable to Nelnet, Inc.	$71,503	86,482	33,212	117,452	99,423
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.86	2.21	0.83	2.99	2.48
Weighted average common shares outstanding - basic and diluted	38,538,476	39,203,404	39,877,129	39,229,932	40,098,346

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	As of	As of	As of
	September 30, 2020	December 31, 2019	September 30, 2019
Assets:
Loans and accrued interest receivable, net	$20,076,542	21,402,868	21,808,094
Cash, cash equivalents, and investments	573,143	381,005	373,643
Restricted cash	805,225	1,088,695	977,228
Goodwill and intangible assets, net	215,613	238,444	246,411
Other assets	552,003	597,958	531,343
Total assets	$22,222,526	23,708,970	23,936,719
Liabilities:
Bonds and notes payable	$19,215,053	20,529,054	20,910,190
Other liabilities	604,642	788,822	671,864
Total liabilities	19,819,695	21,317,876	21,582,054
Equity:
Total Nelnet, Inc. shareholders' equity	2,399,485	2,386,712	2,350,150
Noncontrolling interests	3,346	4,382	4,515
Total equity	2,402,831	2,391,094	2,354,665
Total liabilities and equity	$22,222,526	23,708,970	23,936,719

Overview
The Company is a diverse company with a purpose to serve others and a vision to make customers' dreams possible by delivering customer focused products and services. The largest operating businesses engage in loan servicing; education technology, services, and payment processing; and communications. A significant portion of the Company's revenue is net interest income earned on a portfolio of federally insured student loans. The Company also makes investments to further diversify both within and outside of its historical core education-related businesses, including, but not limited to, investments in real estate, early-stage and emerging growth companies, and renewable energy.
GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments
The Company prepares its financial statements and presents its financial results in accordance with U.S. GAAP. However, it also provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results and performance. A reconciliation of the Company's GAAP net income to net income, excluding derivative market value adjustments, and a discussion of why the Company believes providing this additional information is useful to investors, is provided below.

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
GAAP net income attributable to Nelnet, Inc.	$71,503	86,482	33,212	117,452	99,423
Realized and unrealized derivative market value adjustments	(3,440)	3,911	5,630	21,072	73,265
Tax effect (a)	826	(939)	(1,351)	(5,057)	(17,584)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$68,889	89,454	37,491	133,467	155,104

Earnings per share:
GAAP net income attributable to Nelnet, Inc.	$1.86	2.21	0.83	2.99	2.48
Realized and unrealized derivative market value adjustments	(0.09)	0.10	0.14	0.54	1.83
Tax effect (a)	0.02	(0.03)	(0.03)	(0.13)	(0.44)
Net income attributable to Nelnet, Inc., excluding derivative market value adjustments (b)	$1.79	2.28	0.94	3.40	3.87

(a) The tax effects are calculated by multiplying the realized and unrealized derivative market value adjustments by the applicable statutory income tax rate.
(b) "Derivative market value adjustments" includes both the realized portion of gains and losses (corresponding to variation margin received or paid on derivative instruments that are settled daily at a central clearinghouse) and the unrealized portion of gains and losses that are caused by changes in fair values of derivatives which do not qualify for "hedge treatment" under GAAP. "Derivative market value adjustments" does not include "derivative settlements" that represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms.
The accounting for derivatives requires that changes in the fair value of derivative instruments be recognized currently in earnings, with no fair value adjustment of the hedged item, unless specific hedge accounting criteria is met. Management has structured all of the Company’s derivative transactions with the intent that each is economically effective; however, the Company’s derivative instruments do not qualify for hedge accounting. As a result, the change in fair value of derivative instruments is reported in current period earnings with no consideration for the corresponding change in fair value of the hedged item. Under GAAP, the cumulative net realized and unrealized gain or loss caused by changes in fair values of derivatives in which the Company plans to hold to maturity will equal zero over the life of the contract. However, the net realized and unrealized gain or loss during any given reporting period fluctuates significantly from period to period.
The Company believes these point-in-time estimates of asset and liability values related to its derivative instruments that are subject to interest rate fluctuations are subject to volatility mostly due to timing and market factors beyond the control of management, and affect the period-to-period comparability of the results of operations. Accordingly, the Company’s management utilizes operating results excluding these items for comparability purposes when making decisions regarding the Company’s performance and in presentations with credit rating agencies, lenders, and investors. Consequently, the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance.

Operating Results
The Company earns net interest income on its loan portfolio, consisting primarily of FFELP loans, in its Asset Generation and Management ("AGM") operating segment. This segment is expected to generate a stable net interest margin and significant amounts of cash as the FFELP portfolio amortizes. As of September 30, 2020, the Company had a $19.5 billion loan portfolio that management anticipates will amortize over the next approximately 20 years and has a weighted average remaining life of 8.8 years. The Company actively works to maximize the amount and timing of cash flows generated by its FFELP portfolio and seeks to acquire additional loan assets to leverage its servicing scale and expertise to generate incremental earnings and cash flow. However, due to the continued amortization of the Company’s FFELP loan portfolio, over time, the Company's net income generated by the AGM segment will continue to decrease. The Company currently believes that in the short-term it will most likely not be able to invest the excess cash generated from the FFELP loan portfolio into assets that immediately generate the rates of return historically realized from that portfolio.
In addition, the Company earns fee-based revenue through the following reportable operating segments:
•Loan Servicing and Systems ("LSS") - referred to as Nelnet Diversified Services ("NDS")
•Education Technology, Services, and Payment Processing ("ETS&PP") - referred to as Nelnet Business Solutions ("NBS")
•Communications - referred to as ALLO Communications ("ALLO")
Other business activities and operating segments that are not reportable are combined and included in Corporate and Other Activities ("Corporate"). Corporate and Other Activities also includes income earned on certain investments and interest expense incurred on unsecured debt transactions.
The information below provides the operating results for each reportable operating segment for the three and nine months ended September 30, 2020 and 2019 (dollars in millions).
(a)    Revenue includes intersegment revenue.
(b)    Total revenue includes "net interest income" and "total other income/expense" from the Company's segment statements of operations, excluding the impact from changes in fair values of derivatives. Net income excludes changes in fair values of derivatives, net of tax. For information regarding the exclusion of the impact from changes in fair values of derivatives, see "GAAP Net Income and Non-GAAP Net Income, Excluding Adjustments" above.

Certain events and transactions from 2020, which have impacted, will impact, or could impact the operating results of the Company, are discussed below.
Recent Development - Recapitalization and Additional Funding for ALLO
On October 1, 2020, Nelnet, Inc. entered into various agreements with SDC ALLO Holdings, LLC (“SDC”), a third party global digital infrastructure investor, and ALLO, the Company's communication's subsidiary, for various transactions contemplated by the parties in connection with a recapitalization and additional funding for ALLO.
The agreements provide for a series of initial interrelated transactions (the “Initial Transactions”) whereby (i) on October 15, 2020, ALLO issued non-voting preferred membership units of ALLO to SDC for an aggregate purchase price payment of approximately $197.0 million from SDC to ALLO, and ALLO redeemed certain non-voting preferred membership units of ALLO held by Nelnet, Inc. in exchange for an aggregate redemption price payment to Nelnet, Inc. of $160.0 million; (ii) ALLO will use its reasonable best efforts to incur and undertake private debt financing from one or more unrelated third-party lender(s) in the aggregate approximate amount of $100.0 million; and (iii) subject to ALLO obtaining such debt financing, ALLO will redeem certain additional preferred return membership units of ALLO held by Nelnet, Inc. in exchange for an aggregate redemption price payment to Nelnet, Inc. of approximately $100.0 million (subject to the amount of gross proceeds actually received in the debt financing).
Upon the receipt of required regulatory approvals from the Federal Communications Commission and other applicable regulatory authorities, the non-voting preferred membership units of ALLO held by SDC will automatically convert into voting membership units of ALLO. As a result of such conversion, SDC, Nelnet, Inc., and members of ALLO's management will own approximately 48 percent, 45 percent and 7 percent, respectively, of the outstanding voting membership interests of ALLO and Nelnet, Inc. will deconsolidate ALLO from the Company’s consolidated financial statements. It is currently anticipated that such regulatory conditions will be satisfied by December 31, 2020.
Upon deconsolidation of ALLO by Nelnet, Inc., the Company will initially record its 45 percent voting membership interests in ALLO at fair value, and thereafter account for such investment under the equity method of accounting. In addition, upon deconsolidation of ALLO, the Company will initially record its remaining non-voting preferred membership units in ALLO at fair value, and account for such investment as a separate equity investment.
The agreements also provide for secondary transactions (the “Secondary Transactions”) subsequent to the completion of the Initial Transactions, whereby (i) Nelnet, Inc., SDC, and ALLO will use commercially reasonable efforts (which expressly excludes requiring ALLO to raise any additional equity financing or sell any assets) to cause ALLO to redeem, on or before the three and one-half year anniversary (subject to adjustment) of the completion of ALLO’s redemptions from Nelnet, Inc. in the Initial Transactions, the remaining preferred membership units of ALLO held by Nelnet, Inc. in exchange for an aggregate redemption price payment to Nelnet, Inc. of approximately $126 million, plus the amount of accrued and unpaid preferred return on such units and the amount of any contributions or other amounts funded by Nelnet, Inc. to ALLO subsequent to ALLO’s redemptions from Nelnet, Inc. in the Initial Transactions; and (ii) Nelnet, Inc. will have a contingent payment obligation to pay SDC a contingent payment amount of $25 million to $35 million in the event Nelnet, Inc. disposes of other voting membership units of ALLO that it holds and realizes from such disposition certain targeted return levels relative to the implied value of its investment in such units upon SDC's initial investment in ALLO on October 15, 2020.
The Company currently estimates the above transactions will result in the Company recognizing incremental net income before tax of approximately $230 million, which reflects the Company recognizing a gain as a result of the deconsolidation of ALLO and recording its voting and non-voting membership interests in ALLO at fair value, net of compensation expense for the modification of certain equity awards previously granted to members of ALLO's management and an expense to record the Company's contingent payment obligation to SDC at fair value. The amount of incremental net income the Company ultimately recognizes as a result of these transactions will be impacted by the timing of when, or if, regulatory approval is obtained.
Recent Development - Nelnet Bank
On November 2, 2020, the Company obtained final approval from the Federal Deposit Insurance Corporation ("FDIC") for federal deposit insurance and for a bank charter from the Utah Department of Financial Institutions ("UDFI") in connection with the establishment of Nelnet Bank, and Nelnet Bank launched operations. Nelnet Bank will operate as an internet Utah-chartered industrial bank franchise focused on the private education loan marketplace, with a home office in Salt Lake City, Utah. Nelnet Bank was funded by the Company with an initial capital contribution of $100 million, consisting of $55.9 million of cash and $44.1 million of student loan asset-backed securities. In addition, the Company made a pledged deposit of $40.0 million with Nelnet Bank, as required under an agreement with the FDIC. Nelnet Bank will operate as a subsidiary of the Company, and the industrial bank charter allows the Company to maintain its other diversified business offerings.

Impacts of COVID-19 Pandemic
Beginning in March 2020, the coronavirus 2019 or COVID-19 (“COVID-19”) pandemic resulted in many businesses and schools closing or reducing hours throughout the U.S. to combat the spread of COVID-19, and states and local jurisdictions implementing various containment efforts, including lockdowns on non-essential business and other business restrictions, stay-at-home orders, and shelter-in-place orders. The COVID-19 pandemic has caused significant disruption to the U.S. and world economies, including significantly higher unemployment and underemployment, significantly lower interest rates, and extreme volatility in the U.S. and world markets. As a result of the COVID-19 outbreak and federal, state, and local government responses to COVID-19, the Company has experienced and may in the future experience various disruptions and impacts to the Company's businesses and results of operations. The following provides a summary of how COVID-19 has impacted and may impact the Company's business and operating results.
Corporate
The Company has implemented adjustments to its operations designed to keep employees safe and comply with federal, state, and local guidelines, including those regarding social distancing. As of March 25, 2020, the majority of our 6,600 associates were working and continue to work from home. Substantially all Company associates working from home are able to connect to their work environment virtually and continue to serve our customers.
The Company has investments in real estate, early-stage and emerging growth companies (venture capital investments), and renewable energy (solar). The Company identified several venture capital investments that were negatively impacted by the distressed economic conditions resulting from the COVID-19 pandemic and recognized impairment charges on such investments of $7.8 million (pre-tax) during the first quarter of 2020.
Loan Servicing and Systems
The CARES Act, which was signed into law on March 27, 2020, among other things, provides broad relief for federal student loan borrowers. Under the CARES Act, federal student loan payments and interest accruals were suspended until September 30, 2020 for all borrowers that have loans owned by the Department. The Department instructed servicers to apply the benefits of the law retroactively to March 13, 2020, when the President declared a state of emergency related to COVID-19. On August 8, 2020, the President issued a memorandum extending the CARES Act federal student loan borrower relief provisions until December 31, 2020. The Company received less servicing revenue per borrower from the Department based on the borrower forbearance status through September 30, 2020 than what was earned on such accounts prior to these provisions. The Department further reduced the monthly rate paid to its servicers for those in a forbearance status for the period from October 1, 2020 through December 31, 2020 from $2.19 per borrower to $2.05 per borrower. The Company currently anticipates revenue per borrower will return to pre-COVID-19 levels in the first quarter 2021. While federal student loan payments are suspended, the Company's operating expenses have been and will continue to be lower due to a significant reduction of borrower statement printing and postage costs. In addition, revenue from the Department for originating consolidation loans was adversely impacted as a result of borrowers receiving relief on their existing loans, thus not initiating a consolidation. The Company currently anticipates this revenue will continue to be negatively impacted while student loan payments and interest accruals are suspended.
During the second and third quarters of 2020, FFELP, private education, and consumer loan servicing revenue was adversely impacted by the COVID-19 pandemic due to reduced or eliminated delinquency outreach to borrowers, holds on claim filings, and reduced or eliminated late fees processing. In addition, origination fee revenue was negatively impacted as borrowers are less likely to refinance their loans when they are receiving certain relief measures from their current lender. The Company currently anticipates this trend will continue in future periods that are impacted by the COVID-19 pandemic, with the magnitude based on the extent to which existing or additional borrower relief policies and activities are implemented or extended by servicing customers.
If the student loan borrower relief provisions of the CARES Act were potentially extended past December 31, 2020 and/or new legislative or regulatory student loan borrower relief measures similar to such provisions of the CARES Act were to become effective, the levels and timing of future servicing revenues could continue to be impacted in a similar manner through the extended period of time that such provisions or measures are in effect.
Due to decreased servicing and transaction activity as a result of suspended payments under the CARES Act as discussed above, the Company has been able to transition associates to help state agencies process unemployment claims and conduct certain health tracing support activities. These contracts were awarded to the Company as a result of the Company's technology, security, compliance, and other capabilities needed to conduct such activities.

Education Technology, Services, and Payment Processing
This segment has been and will continue to be impacted by COVID-19 through lower interest rate levels, which reduce earnings for this business compared to recent historical results as the tuition funds held in custody for schools produce less interest earnings. If interest rates remain at current levels, the Company anticipates this segment will earn minimal interest income in future periods. In addition, as a result of COVID-19, demand for certain of the Company's products and services has been negatively impacted. The Company currently anticipates this trend will continue in future periods that are impacted by the COVID-19 pandemic.
Communications
As a result of COVID-19, ALLO has experienced increased demand from new and existing residential customers to support connectivity needs primarily for work and learn from home applications. Along with offering 60 days free for eligible customers, ALLO has partnered with school districts to provide more connectivity to students, often at discounted rates. ALLO signed the FCC Keep Americans Connected Pledge and did not suspend customers for non-payment, charge late fees, or apply suspension fees during the period from March 15, 2020 to June 30, 2020.
A prolonged economic downturn as a result of the COVID-19 pandemic could adversely impact customers’ ability to pay for ALLO services. However, to date the impact has been minimal as the services ALLO provides are viewed as critical by both residential and business customers. Due to losses from COVID-19, in the future some businesses may not be able to re-open, which would adversely impact ALLO’s results of operations and cash flow.
In view of the importance of ALLO's technicians being able to connect new customers while maintaining social distance and protecting community and associate health and safety, ALLO has adjusted operational procedures by implementing associate health checks, following CDC and local health official safety protocols, facilitating customer screening, and adjusting the installation process to limit the time in the home or business as much as possible.
Asset Generation and Management
AGM's results were adversely impacted during the first quarter of 2020 as a result of COVID-19 due to:
•An incremental increase in the provision for loan losses of $63.0 million (pre-tax) resulting from an increase in expected life of loan defaults due to the COVID-19 pandemic.
•A $26.3 million (pre-tax) impairment charge recognized on the Company's beneficial interest in consumer loan securitizations. The Company's estimate of future cash flows from the beneficial interest in consumer loan securitizations was lower than originally anticipated due to the expectation of increased consumer loan defaults within such securitizations due to the distressed economic conditions resulting from the COVID-19 pandemic.
In addition, variable loan spread was compressed during the first and second quarters of 2020 due to a widening of the basis between the asset and debt indices in which the Company earns interest on its loans and funds such loans. The significant widening during the first and second quarters of 2020 was the result of the significant decrease in interest rates during March 2020 and the first half of the second quarter of 2020 as a result of COVID-19. In a declining interest rate environment, student loan spread is compressed, due to the timing of interest rate resets on the Company's assets occurring daily in contrast to the timing of the interest resets on the Company's debt that occurs either monthly or quarterly. During the third quarter of 2020, as the Company's debt reset at lower interest rates, the Company's variable loan spread increased.
As a result of the decrease in interest rates in 2020, the Company has earned an increased amount of fixed rate floor income from its federally insured student loan portfolio.
The CARES Act, among other things, provides broad relief, effective March 13, 2020, for borrowers that have student loans owned by the Department. This relief package excluded FFELP, private education, and consumer loans. Although the Company’s loans are excluded from the provisions of the CARES Act, the Company is providing relief for its borrowers.
For the Company's federally insured and private education loans, effective March 13, 2020 through June 30, 2020, the Company proactively applied a 90 day natural disaster forbearance to any loan that was 31-269 days past due (for federally insured loans) and 80 days past due (for private education loans), and to any current loan upon request. Beginning July 1, 2020, the Company discontinued proactively applying 90 day natural disaster forbearances on past due loans. However, the Company will continue to apply a natural disaster forbearance with an end date of December 31, 2020, to any federally insured and private education loan upon request. As of September 30, 2020, federally insured and private education loans in forbearance were $1.9 billion (or 10.0% of the portfolio) and $5.4 million (or 2.0% of the portfolio), respectively. The amount of federally insured and private education loans in forbearance hit their peak in May 2020 at $6.0 billion and $38.6 million, respectively. The Company anticipates that loans in forbearance will continue to decline in the fourth quarter of 2020 and in 2021, absent any intervening policy change, when borrowers are currently scheduled to exit forbearance. Despite the COVID-19 pandemic, most borrowers continue to make payments according to their payment plans.
In addition, for both federally insured and private education loans, effective March 13, 2020 through December 31, 2020, borrower late fees are being waived and borrower payments made after March 13, 2020 are refunded upon a borrower's request.
For the majority of the Company's consumer loans, borrowers are generally being offered, upon request and/or documented evidence of financial distress, a two-month deferral of payments, with an option of additional deferrals if the COVID-19 pandemic continues. In addition, effective March 13, 2020 through September 30, 2020, the majority of fees (non-sufficient funds, late charges, check fees) and credit bureau reporting were suspended. The specific relief terms on the Company's consumer loan portfolio vary depending on the loan program and servicer of such loans.
The Company will continue to review whether additional and/or extended borrower relief policies and activities are needed.
The Company is not contractually committed to acquire FFELP, private education, or consumer loans, so the Company has been and will continue to be selective as to which, if any, loans it purchases during the current period of economic uncertainty.
Liquidity
The Company currently believes its cash and anticipated cash generated from operations on an annual basis will be sufficient to fund its operating expenses and business activities for the foreseeable future. In addition, the Company does not currently believe the COVID-19 pandemic will have any impact regarding compliance with covenants on any of the Company's debt facilities, including its unsecured line of credit.
See further discussion regarding the Company’s strong liquidity position below.
Other Risks and Uncertainties
The COVID-19 pandemic is unprecedented and continues to evolve. The extent to which COVID-19 may impact the Company's businesses depends on future developments, which are highly uncertain, subject to various risks, and cannot be predicted with confidence, such as the ultimate spread, severity, and duration of the pandemic, travel restrictions, stay-at-home or other similar orders and social distancing in the United States and other countries, business and/or school closures and disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the virus.
Investment in Agile Sports Technologies, Inc. (doing business as "Hudl")
On May 20, 2020, the Company made an additional equity investment of approximately $26 million in Hudl, as one of the participants in an equity raise completed by Hudl. Prior to the additional 2020 investment, the Company had direct and indirect equity ownership interests in Hudl of less than 20%, which did not materially change as a result of this transaction. The Company accounts for its investment in Hudl using the measurement alternative method, which requires it to adjust its carrying value of the investment for changes resulting from observable market transactions. As a result of Hudl’s equity raise, the Company recognized a $51.0 million (pre-tax) gain during the second quarter of 2020 to adjust its carrying value to reflect the May 20, 2020 transaction value. This gain is included in "other income" on the consolidated statements of income.
Department of Education Servicing Contracts and Procurements for New Contracts
Nelnet Servicing, LLC ("Nelnet Servicing"), a subsidiary of the Company, earns loan servicing revenue from a servicing contract with the Department. Revenue earned by Nelnet Servicing related to this contract was $36.3 million and $38.6 million for the three months ended September 30, 2020 and 2019, and $112.3 million and $118.7 million for the nine months ended September 30, 2020 and 2019, respectively. In addition, Great Lakes Educational Loan Services, Inc. ("Great Lakes"), which was acquired by the Company on February 7, 2018, also earns loan servicing revenue from a similar servicing contract with the Department. Revenue earned by Great Lakes related to this contract was $45.4 million and $46.2 million for the three months ended September 30, 2020 and 2019, and $137.0 million and $139.3 million for the nine months ended September 30, 2020 and 2019, respectively.
Nelnet Servicing and Great Lakes' servicing contracts with the Department previously provided for expiration on June 16, 2019. On November 26, 2019, Nelnet Servicing and Great Lakes each received extensions from the Department on their contracts through December 14, 2020. The most current contract extensions also provide the potential for two additional six-month extensions at the Department's discretion through December 14, 2021.

On October 13, 2020, Nelnet Servicing and Great Lakes received correspondence from the Department indicating the Department's intent to exercise the first additional six-month extension of the current servicing contracts, from December 14, 2020 to approximately June 15, 2021. The correspondence served only as a non-binding notice of intent that does not commit the Department to extend the contracts, and any formal extension of the contracts will occur only upon a unilateral modification by the Department to the contracts.
The Department is conducting a contract procurement process entitled Next Generation Financial Services Environment (“NextGen”) for a new framework for the servicing of all student loans owned by the Department. On January 15, 2019, the Department issued solicitations for three NextGen components:
•NextGen Enhanced Processing Solution ("EPS")
•NextGen Business Process Operations ("BPO")
•NextGen Optimal Processing Solution ("OPS")
On April 1, 2019, October 4, 2019, and February 3, 2020, the Company responded to the EPS solicitation component. In addition, on August 1, 2019 and January 30, 2020, the Company responded to the BPO solicitation component. The EPS solicitation component was for a transitional technology system and certain processing functions the Department planned to use under NextGen to service the Department's student loan customers for a period of time before eventually moving to OPS in the future. However, on April 3, 2020, the Department cancelled the OPS solicitation component. The BPO solicitation component is for the back office and call center operational functions for servicing the Department's student loan customers.
On March 30, 2020, the Company received a letter from the Department notifying the Company that the Company's proposal in response to the EPS component had been determined to be outside of the competitive range and would receive no further consideration for an award. On April 13, 2020 and April 27, 2020, the Company filed protests with the Government Accountability Office ("GAO") challenging the Department's decision to cancel the OPS solicitation component without amending the EPS solicitation component and the Department's competitive range exclusion of the Company's proposal from the EPS solicitation component. On July 10, 2020, the Department cancelled the solicitation for the EPS component. Based on the Department's cancellation of the EPS procurement, on July 14, 2020, the GAO dismissed the Company's protests as moot.
On June 18, 2020, the Company received a letter from the Department notifying the Company that the Company's proposal in response to the BPO solicitation component was determined to be ineligible for award, claiming the Company's response did not meet certain requirements related to small business participation. On June 24, 2020, the Department awarded and signed contracts with five other companies in connection with the BPO solicitation. On July 13, 2020, July 20, 2020 and July 28, 2020, the Company filed protests with the GAO challenging the Department's determination that the Company's BPO response did not meet small business participation requirements and the Department's decision to proceed with awards of contracts for the BPO component, when it cancelled the EPS component and a new EPS solicitation is expected to be released. On October 19, 2020, the GAO denied the Company's protests concerning the BPO solicitation component.
In the Department's description of its July 10, 2020 cancellation of the EPS solicitation component, the Department indicated that it continues to be committed to the goals and vision of NextGen, and that it would be introducing a new solicitation to continue the NextGen strategy in the future. On October 28, 2020, the Department issued a new federal loan servicing solicitation for an Interim Servicing Solution ("ISS"). Responses for the ISS solicitation are due December 9, 2020. ISS is a follow-on to the existing Title IV Additional Servicing and Not-for-Profit Servicing contracts, which would award a full system and servicing solution to two providers. The Department anticipates awarding a five-year contract followed by five, one-year optional ordering periods. Under ISS, the selected providers will provide the technology platform to host the Department's student loan portfolio; customer service (including contact centers) and back-office processing; digital engagement layer including borrower-facing website and mobile-applications; intake, imaging, and fulfillment; and portfolio-level operations. As the companies awarded BPO contracts are onboarded, contact center and back-office operations will shift from the ISS contract to the BPO providers. The Company fully intends to respond to the ISS solicitation.
Adoption of New Accounting Standard for Credit Losses
On January 1, 2020, the Company adopted ASU No. 2016-13, Financial Instruments – Credit Losses (“ASC 326”), which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology.
The CECL methodology utilizes a lifetime “expected credit loss” measurement objective for the recognition of credit losses for financial assets measured at amortized cost at the time the financial asset is originated or acquired. The expected credit losses are adjusted each period for changes in expected lifetime credit losses.

The new guidance primarily impacted the allowance for loan losses related to the Company’s loan portfolio. Upon adoption, the Company recorded an increase to the allowance for loan losses of $91.0 million, which included a reclassification of the non-accretable discount balance and premiums related to loans purchased with evidence of credit deterioration, and decreased retained earnings, net of tax, by $18.9 million. Results for reporting periods beginning after January 1, 2020 are presented under ASC 326 (recognizing estimated credit losses expected to occur over the asset's remaining life) while prior period amounts continue to be reported in accordance with previously applicable GAAP (recognizing estimated credit losses using an incurred loss model); therefore, the comparative information for 2019 is not comparable to the information presented for 2020.
Liquidity
•As of September 30, 2020, the Company had cash and cash equivalents of $96.3 million. In addition, the Company had a portfolio of available-for-sale investments, consisting primarily of student loan asset-backed securities, with a fair value of $179.0 million as of September 30, 2020. As of September 30, 2020, the Company has participated $108.7 million of these securities, and such participation is reflected as debt on the Company's consolidated balance sheet.
•The Company has a $455.0 million unsecured line of credit with a maturity date of December 16, 2024. As of September 30, 2020, the unsecured line of credit had no amount outstanding and $455.0 million was available for future use. The line of credit provides that the Company may increase the aggregate financing commitments, through the existing lenders and/or through new lenders, up to a total of $550.0 million, subject to certain conditions.
•The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that will generate significant earnings and cash flow over the life of these transactions. As of September 30, 2020, the Company currently expects future undiscounted cash flows from its securitization portfolio to be approximately $2.26 billion, of which approximately $1.62 billion will be generated over the next approximate 5 years (through 2025).
•The Company has a stock repurchase program to purchase up to a total of five million shares of the Company’s Class A common stock during the three-year period ending May 7, 2022. Year to date, through September 30, 2020, the Company has repurchased 1,591,314 shares of stock for $73.1 million ($45.96 per share). As of September 30, 2020, 3.2 million shares remained authorized for repurchase under the Company's stock repurchase program.
•The Company paid a third quarter 2020 cash dividend on the Company's Class A and Class B common stock of $0.20 per share. In addition, the Company's Board of Directors has declared a fourth quarter 2020 cash dividend on the Company's outstanding shares of Class A and Class B common stock of $0.22 per share. The fourth quarter cash dividend will be paid on December 15, 2020 to shareholders of record at the close of business on December 1, 2020.
•Subsequent to September 30, 2020, ALLO received approximately $197.0 million of proceeds from an investment by SDC, a third party global digital infrastructure investor, and paid Nelnet, Inc. $160.0 million to redeem certain preferred membership units of ALLO held by Nelnet, Inc.
The Company intends to use its strong liquidity position to capitalize on market opportunities, including FFELP, private education, and consumer loan acquisitions; strategic acquisitions and investments; and capital management initiatives, including stock repurchases, debt repurchases, and dividend distributions. The timing and size of these opportunities will vary and will have a direct impact on the Company’s cash and investment balances.

Segment Reporting
The following tables include the results of each of the Company's reportable operating segments reconciled to the consolidated financial statements.

	Three months ended September 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$34	367	—	137,959	1,646	(261)	139,745
Interest expense	24	16	—	57,755	888	(261)	58,423
Net interest income (expense)	10	351	—	80,204	758	—	81,322
Less (negative provision) provision for loan losses	—	—	—	(5,821)	—	—	(5,821)
Net interest income after provision for loan losses	10	351	—	86,025	758	—	87,143
Other income/expense:
Loan servicing and systems revenue	113,794	—	—	—	—	—	113,794
Intersegment revenue	8,287	3	—	—	—	(8,290)	—
Education technology, services, and payment processing revenue	—	74,121	—	—	—	—	74,121
Communications revenue	—	—	20,211	—	—	—	20,211
Gain on sale of loans	—	—	—	14,817	—	—	14,817
Other income	2,353	373	511	1,004	(2,737)	—	1,502
Impairment expense	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	(2,391)	—	—	(2,391)
Derivative market value adjustments, net	—	—	—	3,440	—	—	3,440
Total other income/expense	124,434	74,497	20,722	16,870	(2,737)	(8,290)	225,494
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,243	—	—	—	—	25,243
Cost to provide communications services	—	—	5,914	—	—	—	5,914
Total cost of services	—	25,243	5,914	—	—	—	31,157
Operating expenses:
Salaries and benefits	72,912	25,460	5,485	438	21,801	—	126,096
Depreciation and amortization	9,951	2,366	11,152	—	6,839	—	30,308
Other expenses	12,407	3,126	2,219	3,672	13,320	—	34,744
Intersegment expenses, net	15,834	3,610	491	8,868	(20,513)	(8,290)	—
Total operating expenses	111,104	34,562	19,347	12,978	21,447	(8,290)	191,148
Income (loss) before income taxes	13,340	15,043	(4,539)	89,917	(23,426)	—	90,332
Income tax (expense) benefit	(3,201)	(3,610)	1,089	(21,580)	8,146	—	(19,156)
Net income (loss)	10,139	11,433	(3,450)	68,337	(15,280)	—	71,176
Net loss (income) attributable to noncontrolling interests	—	—	—	—	327	—	327
Net income (loss) attributable to Nelnet, Inc.	$10,139	11,433	(3,450)	68,337	(14,953)	—	71,503

	Three months ended June 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$52	420	—	150,583	1,196	(368)	151,883
Interest expense	28	21	—	84,489	1,078	(368)	85,248
Net interest income (expense)	24	399	—	66,094	118	—	66,635
Less (negative provision) provision for loan losses	—	—	—	2,999	—	—	2,999
Net interest income after provision for loan losses	24	399	—	63,095	118	—	63,636
Other income/expense:
Loan servicing and systems revenue	111,042	—	—	—	—	—	111,042
Intersegment revenue	8,537	3	—	—	—	(8,540)	—
Education technology, services, and payment processing revenue	—	59,304	—	—	—	—	59,304
Communications revenue	—	—	18,998	—	—	—	18,998
Gain on sale of loans	—	—	—	—	—	—	—
Other income	1,914	—	392	732	57,089	—	60,127
Impairment expense	—	—	—	—	(332)	—	(332)
Derivative settlements, net	—	—	—	5,821	—	—	5,821
Derivative market value adjustments, net	—	—	—	(3,911)	—	—	(3,911)
Total other income/expense	121,493	59,307	19,390	2,642	56,757	(8,540)	251,049
Cost of services:
Cost to provide education technology, services, and payment processing services	—	15,376	—	—	—	—	15,376
Cost to provide communications services	—	—	5,743	—	—	—	5,743
Total cost of services	—	15,376	5,743	—	—	—	21,119
Operating expenses:
Salaries and benefits	68,401	24,522	5,570	421	20,334	—	119,247
Depreciation and amortization	9,142	2,362	10,824	—	7,065	—	29,393
Other expenses	13,380	2,326	3,774	4,863	12,710	—	37,052
Intersegment expenses, net	15,996	3,429	536	9,055	(20,476)	(8,540)	—
Total operating expenses	106,919	32,639	20,704	14,339	19,633	(8,540)	185,692
Income (loss) before income taxes	14,598	11,691	(7,057)	51,398	37,242	—	107,874
Income tax (expense) benefit	(3,504)	(2,806)	1,694	(12,336)	(4,312)	—	(21,264)
Net income (loss)	11,094	8,885	(5,363)	39,062	32,930	—	86,610
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(128)	—	(128)
Net income (loss) attributable to Nelnet, Inc.	$11,094	8,885	(5,363)	39,062	32,802	—	86,482

	Three months ended September 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$532	3,499	—	233,225	2,859	(1,171)	238,945
Interest expense	51	12	—	171,485	2,110	(1,171)	172,488
Net interest income (expense)	481	3,487	—	61,740	749	—	66,457
Less (negative provision) provision for loan losses	—	—	—	10,000	—	—	10,000
Net interest income after provision for loan losses	481	3,487	—	51,740	749	—	56,457
Other income/expense:
Loan servicing and systems revenue	113,286	—	—	—	—	—	113,286
Intersegment revenue	11,611	—	—	—	—	(11,611)	—
Education technology, services, and payment processing revenue	—	74,251	—	—	—	—	74,251
Communications revenue	—	—	16,470	—	—	—	16,470
Gain on sale of loans	—	—	—	—	—	—	—
Other income	2,291	—	532	3,384	7,231	—	13,439
Impairment expense	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	7,298	—	—	7,298
Derivative market value adjustments, net	—	—	—	(5,630)	—	—	(5,630)
Total other income/expense	127,188	74,251	17,002	5,052	7,231	(11,611)	219,114
Cost of services:
Cost to provide education technology, services, and payment processing services	—	25,671	—	—	—	—	25,671
Cost to provide communications services	—	—	5,236	—	—	—	5,236
Total cost of services	—	25,671	5,236	—	—	—	30,907
Operating expenses:
Salaries and benefits	69,209	23,826	5,763	394	17,479	—	116,670
Depreciation and amortization	8,565	2,997	10,926	—	5,212	—	27,701
Other expenses	16,686	5,325	3,842	19,054	13,422	—	58,329
Intersegment expenses, net	12,955	3,194	701	11,678	(16,917)	(11,611)	—
Total operating expenses	107,415	35,342	21,232	31,126	19,196	(11,611)	202,700
Income (loss) before income taxes	20,254	16,725	(9,466)	25,666	(11,216)	—	41,964
Income tax (expense) benefit	(4,861)	(4,014)	2,272	(6,160)	3,935	—	(8,829)
Net income (loss)	15,393	12,711	(7,194)	19,506	(7,281)	—	33,135
Net loss (income) attributable to noncontrolling interests	—	—	—	—	77	—	77
Net income (loss) attributable to Nelnet, Inc.	$15,393	12,711	(7,194)	19,506	(7,204)	—	33,212

	Nine months ended September 30, 2020
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$403	2,777	—	474,468	4,397	(1,228)	480,818
Interest expense	97	54	—	275,492	3,373	(1,228)	277,788
Net interest income (expense)	306	2,723	—	198,976	1,024	—	203,030
Less (negative provision) provision for loan losses	—	—	—	73,476	—	—	73,476
Net interest income after provision for loan losses	306	2,723	—	125,500	1,024	—	129,554
Other income/expense:
Loan servicing and systems revenue	337,571	—	—	—	—	—	337,571
Intersegment revenue	27,878	17	—	—	—	(27,895)	—
Education technology, services, and payment processing revenue	—	217,100	—	—	—	—	217,100
Communications revenue	—	—	57,390	—	—	—	57,390
Gain on sale of loans	—	—	—	33,023	—	—	33,023
Other income	6,897	373	1,256	4,951	56,435	—	69,910
Impairment expense	—	—	—	(26,303)	(8,116)	—	(34,419)
Derivative settlements, net	—	—	—	7,666	—	—	7,666
Derivative market value adjustments, net	—	—	—	(21,072)	—	—	(21,072)
Total other income/expense	372,346	217,490	58,646	(1,735)	48,319	(27,895)	667,169
Cost of services:
Cost to provide education technology, services, and payment processing services	—	63,424	—	—	—	—	63,424
Cost to provide communications services	—	—	17,240	—	—	—	17,240
Total cost of services	—	63,424	17,240	—	—	—	80,664
Operating expenses:
Salaries and benefits	211,806	73,678	16,471	1,301	61,964	—	365,220
Depreciation and amortization	27,941	7,115	32,482	—	19,811	—	87,349
Other expenses	43,277	11,544	9,681	12,253	38,428	—	115,184
Intersegment expenses, net	48,069	10,366	1,650	29,839	(62,030)	(27,895)	—
Total operating expenses	331,093	102,703	60,284	43,393	58,173	(27,895)	567,753
Income (loss) before income taxes	41,559	54,086	(18,878)	80,372	(8,830)	—	148,306
Income tax (expense) benefit	(9,974)	(12,981)	4,531	(19,289)	7,426	—	(30,286)
Net income (loss)	31,585	41,105	(14,347)	61,083	(1,404)	—	118,020
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(568)	—	(568)
Net income (loss) attributable to Nelnet, Inc.	$31,585	41,105	(14,347)	61,083	(1,972)	—	117,452

	Nine months ended September 30, 2019
	Loan Servicing and Systems	Education Technology, Services, and Payment Processing	Communications	Asset Generation and Management	Corporate and Other Activities	Eliminations	Total
Total interest income	$1,579	7,175	3	723,388	7,170	(2,995)	736,319
Interest expense	70	32	—	544,319	9,796	(2,995)	551,221
Net interest income (expense)	1,509	7,143	3	179,069	(2,626)	—	185,098
Less (negative provision) provision for loan losses	—	—	—	26,000	—	—	26,000
Net interest income after provision for loan losses	1,509	7,143	3	153,069	(2,626)	—	159,098
Other income/expense:
Loan servicing and systems revenue	342,169	—	—	—	—	—	342,169
Intersegment revenue	35,426	—	—	—	—	(35,426)	—
Education technology, services, and payment processing revenue	—	213,753	—	—	—	—	213,753
Communications revenue	—	—	46,770	—	—	—	46,770
Gain on sale of loans	—	—	—	1,712	—	—	1,712
Other income	6,642	—	1,019	10,084	19,200	—	36,946
Impairment expense	—	—	—	—	—	—	—
Derivative settlements, net	—	—	—	39,306	—	—	39,306
Derivative market value adjustments, net	—	—	—	(73,265)	—	—	(73,265)
Total other income/expense	384,237	213,753	47,789	(22,163)	19,200	(35,426)	607,391
Cost of services:
Cost to provide education technology, services, and payment processing services	—	62,601	—	—	—	—	62,601
Cost to provide communications services	—	—	15,096	—	—	—	15,096
Total cost of services	—	62,601	15,096	—	—	—	77,697
Operating expenses:
Salaries and benefits	201,924	69,656	15,692	1,153	50,517	—	338,942
Depreciation and amortization	26,236	9,832	26,025	—	14,305	—	76,398
Other expenses	52,732	16,440	11,184	29,098	38,107	—	147,562
Intersegment expenses, net	40,317	9,642	2,081	35,630	(52,244)	(35,426)	—
Total operating expenses	321,209	105,570	54,982	65,881	50,685	(35,426)	562,902
Income (loss) before income taxes	64,537	52,725	(22,286)	65,025	(34,111)	—	125,890
Income tax (expense) benefit	(15,489)	(12,654)	5,349	(15,606)	11,971	—	(26,429)
Net income (loss)	49,048	40,071	(16,937)	49,419	(22,140)	—	99,461
Net loss (income) attributable to noncontrolling interests	—	—	—	—	(38)	—	(38)
Net income (loss) attributable to Nelnet, Inc.	$49,048	40,071	(16,937)	49,419	(22,178)	—	99,423

Net Interest Income, Net of Settlements on Derivatives
The following table summarizes the components of “net interest income” and “derivative settlements, net.”
Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income as presented in the table below. Net interest income (net of settlements on derivatives) is a non-GAAP financial measure, and the Company reports this non-GAAP information because the Company believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table below.

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Variable loan interest margin	$40,364	30,133	46,051	100,863	134,312
Settlements on associated derivatives (a)	1,197	7,129	234	10,438	3,375
Variable loan interest margin, net of settlements on derivatives	41,561	37,262	46,285	111,301	137,687
Fixed rate floor income	36,633	31,866	12,685	87,258	33,950
Settlements on associated derivatives (b)	(3,588)	(1,308)	7,064	(2,772)	35,931
Fixed rate floor income, net of settlements on derivatives	33,045	30,558	19,749	84,486	69,881
Investment interest	5,238	5,743	9,882	18,379	26,701
Corporate debt interest expense	(913)	(1,107)	(2,161)	(3,470)	(9,865)
Net interest income (net of settlements on derivatives)	$78,931	72,456	73,755	210,696	224,404

(a)    Includes the net settlements received related to the Company’s 1:3 basis swaps.
(b)    Includes the net settlements (paid) received related to the Company’s floor income interest rate swaps.

Loan Servicing and Systems Revenue
The following table provides disaggregated revenue by service offering for the Loan Servicing and Systems operating segment.

	Three month ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Government servicing - Nelnet	$36,295	37,360	38,645	112,305	118,744
Government servicing - Great Lakes	45,350	45,213	46,234	137,010	139,285
Private education and consumer loan servicing	7,928	8,196	9,561	24,733	28,026
FFELP servicing	4,912	4,917	6,089	15,443	19,208
Software services	10,426	10,651	10,493	32,395	30,255
Outsourced services and other	8,883	4,705	2,264	15,685	6,651
Loan servicing and systems revenue	$113,794	111,042	113,286	337,571	342,169

Loan Servicing Volumes

	As of
	December 31, 2018	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Servicing volume (dollars in millions):
Nelnet
Government	$179,507	183,093	181,682	184,399	183,790	185,477	185,315	189,932
FFELP	36,748	35,917	35,003	33,981	33,185	32,326	31,392	31,122
Private and consumer	15,666	16,065	16,025	16,286	16,033	16,364	16,223	16,267
Great Lakes
Government	232,694	237,050	236,500	240,268	239,980	243,205	243,609	249,723
Total	$464,615	472,125	469,210	474,934	472,988	477,372	476,539	487,044

Number of servicing borrowers:
Nelnet
Government	5,771,923	5,708,582	5,592,989	5,635,653	5,574,001	5,498,872	5,496,662	5,604,685
FFELP	1,709,853	1,650,785	1,588,530	1,529,392	1,478,703	1,423,286	1,370,007	1,332,908
Private and consumer	696,933	699,768	693,410	701,299	682,836	670,702	653,281	649,258
Great Lakes
Government	7,458,684	7,385,284	7,300,691	7,430,165	7,396,657	7,344,509	7,346,691	7,542,679
Total	15,637,393	15,444,419	15,175,620	15,296,509	15,132,197	14,937,369	14,866,641	15,129,530

Number of remote hosted borrowers:	6,393,151	6,332,261	6,211,132	6,457,296	6,433,324	6,354,158	6,264,559	6,251,598

Education Technology, Services, and Payment Processing
The following table provides disaggregated revenue by servicing offering for the Education Technology, Services, and Payment Processing operating segment.

	Three months Ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Tuition payment plan services	$22,477	22,947	25,760	77,011	80,589
Payment processing	35,420	21,168	35,138	88,329	85,428
Education technology and services	15,840	14,927	13,067	50,820	46,872
Other	384	262	286	940	864
Education technology, services, and payment processing revenue	$74,121	59,304	74,251	217,100	213,753

Communications Financial and Operating Data

Certain financial and operating data for ALLO is summarized in the tables below.

	Three months ended						Nine months ended
	September 30, 2020		June 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
Residential revenue	$15,173	75.1%	$14,209	74.8%	$12,397	75.3%	$42,946	74.8%	$35,351	75.6%
Business revenue	4,918	24.3	4,619	24.3	4,025	24.4	14,002	24.4	11,256	24.1
Other revenue	120	0.6	170	0.9	48	0.3	442	0.8	163	0.3
Communications revenue	$20,211	100.0%	$18,998	100.0%	$16,470	100.0%	$57,390	100.0%	$46,770	100.0%

Revenue contribution:
Internet	$12,794	63.3%	$11,930	62.8%	$9,899	60.1%	$35,926	62.6%	$27,641	59.1%
Television	4,446	22.0	4,218	22.2	4,068	24.7	12,913	22.5	12,020	25.7
Telephone	2,931	14.5	2,812	14.8	2,487	15.1	8,436	14.7	7,062	15.1
Other	40	0.2	38	0.2	16	0.1	115	0.2	47	0.1
Communications revenue	$20,211	100.0%	$18,998	100.0%	$16,470	100.0%	$57,390	100.0%	$46,770	100.0%

Net loss	$(3,450)		(5,363)		(7,194)		(14,347)		(16,937)
EBITDA (a)	6,613		3,767		1,460		13,604		3,736

Capital expenditures	14,250		10,077		10,187		31,490		37,185

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Residential customer information:
Households served	56,787	53,067	49,684	47,744	45,228	42,760	40,338	37,351
Households passed (b)	147,087	144,869	143,505	140,986	137,269	132,984	127,253	122,396
Households served/passed	38.6%	36.6%	34.6%	33.9%	32.9%	32.2%	31.7%	30.5%
Total households in current markets (c)	171,121	171,121	171,121	160,884	159,974	159,974	152,840	152,840

(a)    Earnings before interest, income taxes, depreciation, and amortization ("EBITDA") is a supplemental non-GAAP performance measure that is frequently used in capital-intensive industries such as telecommunications. ALLO's management uses EBITDA to compare ALLO's performance to that of its competitors and to eliminate certain non-cash and non-operating items in order to consistently measure performance from period to period. EBITDA excludes interest and income taxes because these items are associated with a company's particular capitalization and tax structures. EBITDA also excludes depreciation and amortization expense because these non-cash expenses primarily reflect the impact of historical capital investments, as opposed to the cash impacts of capital expenditures made in recent periods, which may be evaluated through cash flow measures. The Company reports EBITDA for ALLO because the Company believes that it provides useful additional information for investors regarding a key metric used by management to assess ALLO's performance. There are limitations to using EBITDA as a performance measure, including the difficulty associated with comparing companies that use similar performance measures whose calculations may differ from ALLO's calculations. In addition, EBITDA should not be considered a substitute for other measures of financial performance, such as net income or any other performance measures derived in accordance with GAAP. A reconciliation of EBITDA from ALLO's net loss under GAAP is presented below:

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(3,450)	(5,363)	(7,194)	(14,347)	(16,937)
Net interest income	—	—	—	—	(3)
Income tax benefit	(1,089)	(1,694)	(2,272)	(4,531)	(5,349)
Depreciation and amortization	11,152	10,824	10,926	32,482	26,025
Earnings before interest, income taxes, depreciation, and amortization (EBITDA)	$6,613	3,767	1,460	13,604	3,736

(b)    Represents the number of single residence homes, apartments, and condominiums that ALLO already serves and those in which ALLO has the capacity to connect to its network distribution system without further material extensions to the transmission lines, but have not been connected.
(c)    During the first quarter of 2020, ALLO announced plans to expand its network to make services available in Norfolk, Nebraska. ALLO is now in twelve communities, including ten in Nebraska and two in Colorado.

Other Income
The following table summarizes the components of "other income."

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Investment advisory services	$4,463	922	753	8,187	2,194
Management fee revenue	2,353	1,914	2,291	6,897	6,642
Borrower late fee income	871	319	3,196	4,377	9,870
Gain (loss) on investments, net (a)	(10,152)	53,151	1,948	39,134	5,779
Other	3,967	3,821	5,251	11,315	12,461
Other income	$1,502	60,127	13,439	69,910	36,946

(a)    During the second quarter of 2020, the Company recognized a $51.0 million (pre-tax) gain to adjust the carrying value of its investment in Hudl to reflect Hudl's May 2020 equity raise transaction value.
Amounts also include the Company's share of income or loss from solar investments accounted for using the Hypothetical Liquidation at Book Value ("HLBV") method of accounting. For the majority of the Company's solar investments, the HLBV method of accounting results in accelerated losses in the initial year of investment. During the three and nine months ended September 30, 2020, the Company recognized pre-tax losses of $11.8 million and $12.6 million, respectively, on its solar investments. The losses recognized for the same periods in 2019 were not significant.
The Company’s solar investments generate a return primarily through the realization of federal income tax credits, operating cash flows, and other tax benefits, such as tax deductions from operating losses of the investments, over specified time periods which range from 5 to 6 years. As of September 30, 2020, the Company has funded or is committed to fund $153.6 million in solar investments. The carrying value of the Company’s solar investments are reduced by tax credits earned when the solar project is placed in service.
Based on current solar investments made to date, the Company currently anticipates it will recognize a pre-tax loss related to its solar investments of approximately $24.0 million in the fourth quarter of 2020. The amount of the loss the Company ultimately recognizes will be impacted by the amount of income/loss ultimately allocated to the Company using the HLBV method of accounting on its solar investments and the amount of additional solar investments made by the Company for the remainder of 2020.
Derivative Settlements
The following table summarizes the components of "derivative settlements, net" included in the attached consolidated statements of income.

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
1:3 basis swaps	$1,197	7,129	234	10,438	3,375
Interest rate swaps - floor income hedges	(3,588)	(1,308)	7,064	(2,772)	35,931
Total derivative settlements - (expense) income	$(2,391)	5,821	7,298	7,666	39,306

Loans and Accrued Interest Receivable and Allowance for Loan Losses
Loans and accrued interest receivable and allowance for loan losses consisted of the following:

	As of	As of	As of
	September 30, 2020	December 31, 2019	September 30, 2019
Federally insured student loans:
Stafford and other	$4,372,469	4,684,314	4,720,338
Consolidation	14,773,110	15,644,229	15,975,499
Total	19,145,579	20,328,543	20,695,837
Private education loans	273,807	244,258	189,912
Consumer loans	100,180	225,918	321,199
	19,519,566	20,798,719	21,206,948
Accrued interest receivable	760,787	733,497	736,653
Loan discount, net of unamortized loan premiums and deferred origination costs	(17,912)	(35,036)	(36,483)
Non-accretable discount	—	(32,398)	(32,607)
Allowance for loan losses:
Federally insured loans	(139,943)	(36,763)	(37,676)
Private education loans	(20,013)	(9,597)	(9,882)
Consumer loans	(25,943)	(15,554)	(18,859)
	$20,076,542	21,402,868	21,808,094
On January 30, 2020 and July 29, 2020, the Company sold $124.2 million (par value) and $60.8 million (par value), respectively, of consumer loans to an unrelated third party who securitized such loans. The Company recognized a gain of $18.2 million (pre-tax) and $14.8 million (pre-tax), respectively, as part of these transactions. As partial considerations received for the consumer loans sold, the Company received a 31.4 percent and 25.4 percent residual interest, respectively, in the consumer loan securitizations that are included in "investments" on the Company's consolidated balance sheet.
The Company's total allowance for loan losses of $185.9 million at September 30, 2020 represents reserves equal to 0.7% of the Company's federally insured loans (or 28.5% of the risk sharing component of the loans that is not covered by the federal guaranty), 7.3% of the Company's private education loans, and 25.9% of the Company's consumer loans.
Loan Activity
The following table sets forth the activity of loans:

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Beginning balance	$19,830,397	20,605,065	21,590,836	20,798,719	22,520,498
Loan acquisitions:
Federally insured student loans	137,714	460,513	248,542	947,288	1,088,649
Private education loans	—	33,303	3,804	80,908	3,804
Consumer loans	26,446	22,980	113,338	112,257	298,092
Total loan acquisitions	164,160	516,796	365,684	1,140,453	1,390,545
Repayments, claims, capitalized interest, and other	(277,949)	(1,124,686)	(497,762)	(1,715,214)	(1,875,948)
Consolidation loans lost to external parties	(136,263)	(166,778)	(251,810)	(519,364)	(780,467)
Consumer loans sold	(60,779)	—	—	(185,028)	(47,680)
Ending balance	$19,519,566	19,830,397	21,206,948	19,519,566	21,206,948

Loan Spread Analysis
The following table analyzes the loan spread on the Company’s portfolio of loans, which represents the spread between the yield earned on loan assets and the costs of the liabilities and derivative instruments used to fund the assets.

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Variable loan yield, gross	2.77%	3.09%	4.78%	3.29%	4.94%
Consolidation rebate fees	(0.84)	(0.84)	(0.83)	(0.84)	(0.83)
Discount accretion, net of premium and deferred origination costs amortization	0.01	0.02	0.02	0.02	0.02
Variable loan yield, net	1.94	2.27	3.97	2.47	4.13
Loan cost of funds - interest expense	(1.16)	(1.67)	(3.16)	(1.82)	(3.35)
Loan cost of funds - derivative settlements (a) (b)	0.02	0.14	0.00	0.07	0.02
Variable loan spread	0.80	0.74	0.81	0.72	0.80
Fixed rate floor income, gross	0.73	0.63	0.23	0.58	0.21
Fixed rate floor income - derivative settlements (a) (c)	(0.07)	(0.02)	0.13	(0.02)	0.22
Fixed rate floor income, net of settlements on derivatives	0.66	0.61	0.36	0.56	0.43
Core loan spread	1.46%	1.35%	1.17%	1.28%	1.23%

Average balance of loans	$19,866,040	20,242,054	21,600,850	20,300,617	21,917,298
Average balance of debt outstanding	19,632,675	20,217,401	21,371,482	20,153,478	21,632,256

(a)    Derivative settlements represent the cash paid or received during the current period to settle with derivative instrument counterparties the economic effect of the Company's derivative instruments based on their contractual terms. Derivative accounting requires that net settlements with respect to derivatives that do not qualify for "hedge treatment" under GAAP be recorded in a separate income statement line item below net interest income. The Company maintains an overall risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility. As such, management believes derivative settlements for each applicable period should be evaluated with the Company’s net interest income (loan spread) as presented in this table. The Company reports this non-GAAP information because it believes that it provides additional information regarding operational and performance indicators that are closely assessed by management. There is no comprehensive, authoritative guidance for the presentation of such non-GAAP information, which is only meant to supplement GAAP results by providing additional information that management utilizes to assess performance. See "Derivative Settlements" included in this supplement for additional information on the Company's derivative instruments, including the net settlement activity recognized by the Company for each type of derivative for the periods presented in the table.
A reconciliation of core loan spread, which includes the impact of derivative settlements on loan spread, to loan spread without derivative settlements follows.

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Core loan spread	1.46%	1.35%	1.17%	1.28%	1.23%
Derivative settlements (1:3 basis swaps)	(0.02)	(0.14)	(0.00)	(0.07)	(0.02)
Derivative settlements (fixed rate floor income)	0.07	0.02	(0.13)	0.02	(0.22)
Loan spread	1.51%	1.23%	1.04%	1.23%	0.99%

(b)    Derivative settlements consist of net settlements received related to the Company’s 1:3 basis swaps.
(c)    Derivative settlements consist of net settlements (paid) received related to the Company’s floor income interest rate swaps.

A trend analysis of the Company's core and variable student loan spreads is summarized below.

Core and Variable Loan Spreads
Asset / Liability Base Rate Spread (a)
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.45%
0.40%
0.35%
0.30%
0.25%
0.20%
0.15%
0.10%
0.05%
0.00%
-0.05%
-0.10%
1.30%
1.21%
1.17%
1.14%
1.02%
1.35%
1.46%
0.08%
0.05%
0.10%
0.12%
0.29%
0.41%
0.14%
0.80%
0.78%
0.81%
0.76%
0.62%
0.74%
0.80%
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Core
Variable
Asset/Liability Base Rate Spread

(a)    The interest earned on a large portion of the Company's FFELP student loan assets is indexed to the one-month LIBOR rate. The Company funds a portion of its assets with three-month LIBOR indexed floating rate securities. The relationship between the indices in which the Company earns interest on its loans and funds such loans has a significant impact on loan spread. This table (the right axis) shows the difference between the Company's liability base rate and the one-month LIBOR rate by quarter.
The difference between variable loan spread and core loan spread is fixed rate floor income earned on a portion of the Company's federally insured student loan portfolio. A summary of fixed rate floor income and its contribution to core loan spread follows:

	Three months ended			Nine months ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Fixed rate floor income, gross	$36,633	31,866	12,685	87,258	33,950
Derivative settlements (a)	(3,588)	(1,308)	7,064	(2,772)	35,931
Fixed rate floor income, net	$33,045	30,558	19,749	84,486	69,881
Fixed rate floor income contribution to spread, net	0.66%	0.61%	0.36%	0.56%	0.43%

(a)    Derivative settlements consist of net settlements (paid) received related to the Company's derivatives used to hedge student loans earning fixed rate floor income.

Fixed Rate Floor Income

The following table shows the Company’s federally insured student loan assets that were earning fixed rate floor income as of September 30, 2020.

Fixed interest rate range	Borrower/lender weighted average yield	Estimated variable conversion rate (a)	Loan balance
< 3.0%	2.88%	0.24%	$1,187,724
3.0 - 3.49%	3.19%	0.55%	1,492,759
3.5 - 3.99%	3.65%	1.01%	1,448,423
4.0 - 4.49%	4.20%	1.56%	1,079,025
4.5 - 4.99%	4.71%	2.07%	675,545
5.0 - 5.49%	5.22%	2.58%	445,530
5.5 - 5.99%	5.67%	3.03%	298,883
6.0 - 6.49%	6.19%	3.55%	345,881
6.5 - 6.99%	6.70%	4.06%	340,012
7.0 - 7.49%	7.17%	4.53%	122,688
7.5 - 7.99%	7.71%	5.07%	222,253
8.0 - 8.99%	8.18%	5.54%	523,747
> 9.0%	9.05%	6.41%	202,584
			$8,385,054

(a)    The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to a variable rate. As of September 30, 2020, the weighted average estimated variable conversion rate was 1.93% and the short-term interest rate was 17 basis points.
The following table summarizes the outstanding derivative instruments as of September 30, 2020 used by the Company to economically hedge loans earning fixed rate floor income.

Maturity	Notional amount	Weighted average fixed rate paid by the Company (a)(c)

2021	$600,000	2.15%
2022 (b)	500,000	0.94
2023	400,000	1.00
2024	250,000	0.28
	$1,750,000	1.28%

(a)    For all interest rate derivatives, the Company receives discrete three-month LIBOR.
(b)    $250.0 million of these derivatives have forward effective start dates in June 2021.
(c)    Excluding the derivatives with forward effective start dates, the weighted average fixed rate paid by the Company as of September 30, 2020 on its $1.5 billion floor income derivative portfolio was 1.21%.